Exhibit 99.2

IF YOU ARE CONSIDERING SELLING YOUR SHARES IN CNL LIFESTYLE PROPERTIES TO CMG PARTNERS, LLC, PLEASE READ THIS FIRST!

February 6, 2012

Dear Shareholder:

On January 25, 2012, we learned of an offer by CMG Partners, LLC (“CMG”), to purchase a maximum of 1,000,000 shares of CNL Lifestyle Properties, Inc. (the “Company”) at a price of $4.75 per share in cash. This offer, known as a “mini-tender,” is structured to avoid the SEC’s filing, disclosure and procedural requirements that are designed to protect investors. The SEC has cautioned investors about offers of this nature.

Typically, a mini-tender offer is an attempt to purchase shares of a corporation at significantly discounted prices with the objective of making a profit at the shareholders’ expense – in this case, the discount is more than 50 percent less than the original investment.

WE RECOMMEND THAT YOU REJECT ANY SUCH OFFERS YOU MAY RECEIVE TO TENDER YOUR SHARES OF THE COMPANY. TO REJECT AN OFFER, SIMPLY DO NOT RESPOND TO ANY MATERIALS THAT MAY BE SENT TO YOU. If you are interested in selling your shares, there may be other options available to you.

Our recommendation to reject CMG’s tender offer was made after carefully considering several factors. Please read the attached Q&A for a comprehensive discussion of these factors. PLEASE CONSULT WITH YOUR FINANCIAL AND TAX ADVISORS BEFORE MAKING ANY DECISIONS AFFECTING YOUR INVESTMENT.

We appreciate the opportunity to be the steward of your investment. If you have any questions regarding this mini-tender offer, we urge you to call CNL Client Services toll free at (866) 650-0650.

Sincerely,

James M. Seneff, Jr.	Stephen H. Mauldin
Chairman of the Board	President & Chief Operating Officer